Exhibit 5.1

ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 202.857.6000 main 202.857.6395 fax afslaw.com

September 23, 2025

Autonomix Medical, Inc.
21 Waterway Avenue, Suite 300

The Woodlands, TX 77380

Re:         Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Autonomix Medical, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale of 2,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), of which (i) 261,932 shares (the “Commitment Shares”) have been issued to Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to a purchase agreement between the Company and Lincoln Park, dated as of August 25, 2025 (the “Purchase Agreement”) and (ii) 2,238,068 shares (the “Purchase Shares”) are reserved for issuance pursuant to the Purchase Agreement. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Purchase Agreement and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that that (i) the Commitment Shares are duly authorized and validly issued, fully paid and non-assessable and (ii) the Purchase Shares have been duly authorized and, when issued and delivered by the Company in the manner described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, ARENTFOX SCHIFF LLP

By:	/s/ ArentFox Schiff LLP